FOR IMMEDIATE RELEASE
FRIDAY, JANUARY 13, 2012

HURCO REPORTS FOURTH QUARTER AND FULL-YEAR RESULTS

INDIANAPOLIS, INDIANA, — January 13, 2012, Hurco Companies, Inc., (Nasdaq, Global Select Market: HURC) today reported results for the fourth quarter and the fiscal year ended October 31, 2011.  For the fourth quarter of fiscal 2011 Hurco recorded net income of $2,654,000, or $0.41 per diluted share, as compared to a net loss of $1,162,000, or $(0.18) per diluted share, for the corresponding period in fiscal 2010.  For the full fiscal year 2011, Hurco recorded net income of $11,124,000, or $1.71 per diluted share, as compared to a net loss of $5,744,000, or $(0.89) per diluted share, for fiscal 2010.

Sales and service fees for the fourth quarter of fiscal 2011 were $48,571,000, an increase of $13,856,000, or 40%, from the prior year period.  The effect of a weaker U.S. Dollar in 2011 when translating foreign sales to U.S. Dollars for financial reporting purposes had a favorable impact of approximately 3%, or $928,000, on the fourth quarter period-to-period comparison.   Sales and service fees for the full fiscal year totaled $180,400,000, an increase of $74,507,000, or 70%, from fiscal 2010.  The effect of a weaker U.S. Dollar in 2011 when translating foreign sales to U.S. Dollars for financial reporting purposes had a favorable impact of approximately 4%, or $4,250,000, on the year-to-year comparison.

The following table sets forth net sales and service fees by geographic region for the quarter and fiscal year ending October 31, 2011 and 2010 (in thousands), respectively:

	Net Sales and Service Fees by Geographic Region

	Quarter Ended			Fiscal Year Ended
	October 31,			October 31,
			%			%
	2011	2010	Change	2011	2010	Change
North America	$13,919	$8,705	60%	$49,637	$27,818	78%
Europe	31,199	22,425	39%	111,080	65,678	69%
Asia Pacific	3,453	3,585	-4%	19,683	12,397	59%
Total	$48,571	$34,715	40%	$180,400	$105,893	70%

The fourth quarter increase in sales in fiscal 2011 was primarily driven by increased shipments resulting from increased production levels, enabling Hurco to reduce backlog.  Compared to the fourth quarter of fiscal 2010, unit shipments for the fourth quarter of fiscal 2011 increased in North America by 38% and in Europe by 18%, but decreased in the Asia Pacific sales region by 6%.  For the full fiscal year, sales increased in all regions, driven by higher customer demand as a result of the rebound in industrial manufacturing activity and Hurco’s ability to increase production to meet demand.  Unit shipments for the full year 2011, compared to fiscal 2010, increased in North America by 72%, in Europe by 51% and in the Asia Pacific sales region by 46%.

	Orders by Geographic Region

	Quarter Ended			Fiscal Year Ended
	October 31,			October 31,
			%			%
	2011	2010	Change	2011	2010	Change
North America	$13,365	$10,218	31%	$50,058	$32,148	56%
Europe	22,614	22,503	0%	121,274	68,333	77%
Asia Pacific	4,324	3,385	28%	25,651	14,834	73%
Total	$40,303	$36,106	12%	$196,983	$115,315	71%

During the fourth quarter of 2011, orders increased in North America and Asia due to the continued improvement in market conditions in those territories, but declined in Europe due to the economic uncertainty in that region.  Compared to the fourth quarter of fiscal 2010, unit orders for the fourth quarter of fiscal 2011 increased in North America by 19% and Asia by 16%, but decreased in Europe by 13%.  During the full fiscal year 2011, orders increased by 71%, which is in line with the improvement in sales of 70%.  Unit orders for the fiscal year 2011 increased in North America by 41%, in Europe by 57% and in the Asia Pacific sales region by 66% compared to fiscal 2010.  The impact of currency translation on orders booked in the fourth quarter and full fiscal year was consistent with the impact on sales.

Hurco’s fourth quarter 2011 gross profit was $15,682,000, or 32% of sales, compared to $8,480,000, or 24% of sales, for the same period in fiscal 2010.  Gross profit was $55,874,000, or 31% of sales, for fiscal 2011 compared to $21,796,000, or 21% of sales, for fiscal 2010.   The year-over-year improvement in gross profit was primarily the result of increased sales in Europe, the primary market for Hurco’s higher performance VMX series machines and increased efficiency realized from higher production levels during fiscal 2011.  However, gross profit for fiscal 2011 was adversely impacted by cost increases for metals and an appreciated Taiwanese Dollar compared to fiscal 2010.  A price increase was implemented at the end of the second quarter of fiscal 2011 in an effort to offset these higher costs.

Selling, general and administrative expenses for the fourth quarter of fiscal 2011 were $11,092,000, an increase of $2,012,000, or 22%, from the corresponding period in 2010.   Selling, general and administrative expenses were $38,493,000 for fiscal 2011, an increase of $8,656,000, or 29%, from fiscal 2010. The increases in selling, general and administrative expenses for the fourth quarter and fiscal year were primarily due to higher sales and marketing expenses, increased wages and compensation paid to employees who had experienced wage reductions when cost containment measures were implemented during fiscal 2009 and 2010, and higher commissions as a result of the increase in sales.

The $622,000 increase in other expenses during the fourth quarter of fiscal 2011 compared to the fiscal 2010 period was primarily comprised of unrealized foreign exchange losses resulting from the translation of the Indian Rupee to the U.S. Dollar.

The effective tax rate for the fourth quarter of fiscal 2011 was an expense of 24% on income of $3,494,000.  During the fourth quarter of fiscal 2010, the effective tax rate was an expense of 18% on a loss of $988,000 due to valuation allowances that were established on certain deferred tax assets. The effective tax rate for fiscal 2011 was an expense of 29%, compared to a benefit of 35% for fiscal 2010. The change in the effective tax rate for the year was primarily due to changes in the geographic mix of income or loss between tax jurisdictions with statutory tax rates ranging from 17% to 37%.

Cash and cash equivalents totaled $44,961,000 as of October 31, 2011, compared to $48,255,000 as of October 31, 2010.  Inventories as of October 31, 2011 were $81,127,000, an increase of $25,261,000, or 45%, from the end of the prior fiscal year primarily due to increased finished goods inventory to support the 70% increase in sales.  Inventory turns remained relatively stable from 1.5 turns as of October 31, 2010 to 1.6 turns as of October 31, 2011.  Working capital, excluding cash, was $61,885,000 as of October 31, 2011, compared to $45,713,000 as of October 31, 2010.  The 35% increase in working capital, excluding cash, was driven by higher finished goods inventory to meet the market demand.

Michael Doar, President and Chief Executive Officer, stated, “I am pleased that our expectations for recovery were realized as customers around the world chose to invest in technology that would make their businesses more profitable. We have emerged as a stronger company with a broader and more advanced product offering due to our continued development of new technologies and new products that promote customer profitability through increased productivity on the shop floor.”

Hurco Companies, Inc. is an industrial technology company that designs and produces interactive computer controls, software and computerized machine tools for the worldwide metal cutting and metal forming industry. The end market for the Company's products consists primarily of independent job shops and short-run manufacturing operations within large corporations in industries such as aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan and China, and sells its products through direct and indirect sales forces throughout North America, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in Canada, China, England, France, Germany, India, Italy, Poland, Singapore, South Africa, South Korea and the United States of America.  Web Site: www.hurco.com

This news release contains forward looking statements which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  These factors include, among others, changes in general economic and business conditions that affect international demand for computerized machine systems, computer numerical control systems and software products, changes in manufacturing markets, innovations by competitors, the ability to protect our intellectual property, fluctuations in foreign currency exchange rates, increases in prices of raw materials, quality and delivery performance by our vendors, changes in operations due to acquisitions or loss of key personnel, uncertainty concerning our ability to use tax loss carryforwards and governmental actions and initiatives including import and export restrictions and tariffs.

Contact:	John G. Oblazney
Vice President & Chief Financial Officer
317-293-5309

Hurco Companies, Inc.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per-share data)

	Quarter Ended October 31,		Fiscal Year Ended October 31,
	2011	2010	2011	2010
	(unaudited)
Sales and service fees	$48,571	$34,715	$180,400	$105,893

Cost of sales and service	32,889	26,235	124,526	84,097
Gross profit	15,682	8,480	55,874	21,796

Selling, general and administrative expenses	11,092	9,080	38,493	29,837
Operating income (loss)	4,590	(600)	17,381	(8,041)

Interest expense	82	6	143	49

Interest income	25	37	132	86

Investment income	4	2	13	14

Other expense (income), net	1,043	421	1,764	869

Income (loss) before taxes	3,494	(988)	15,619	(8,859)

Provision (benefit) for income taxes	840	174	4,495	(3,115)

Net income (loss)	$2,654	$(1,162)	$11,124	$(5,744)

Earnings (losses) per common share

Basic	$0.41	$(0.18)	$1.72	$(0.89)
Diluted	$0.41	$(0.18)	$1.71	$(0.89)

Weighted average common shares outstanding
Basic	6,441	6,441	6,441	6,441
Diluted	6,467	6,441	6,472	6,441

OTHER CONSOLIDATED FINANCIAL DATA	Quarter Ended October 31,		Fiscal Year Ended October 31,
Operating Data:	2011	2010	2011	2010
	(unaudited)		(unaudited)
Gross margin	32%	24%	31%	21%

SG&A expense as a percentage of sales	23%	26%	21%	28%

Operating income (loss) as a percentage of sales	9%	-2%	10%	-8%

Pre-tax income (loss) as a percentage of sales	7%	-3%	9%	-8%

Effective Tax Rate	24%	-18%	29%	35%

Depreciation and amortization	1,073	993	4,300	3,804

Capital expenditures	1,097	606	2,842	1,848

Balance Sheet Data:	10/31/2011	10/31/2010

Working capital (excluding cash)	$61,885	$45,713

Days sales outstanding (unaudited)	37	33

Inventory turns (unaudited)	1.6	1.5

Capitalization
Total debt	$865	$-
Shareholders' equity	126,212	114,740
Total	$127,077	$114,740

Hurco Companies, Inc.
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands, except share and per-share data)

	October 31,	October 31,
	2011	2010

ASSETS
Current assets:
Cash and cash equivalents	$44,961	$48,255
Accounts receivable, net	27,057	20,114
Refundable taxes	1,442	5,093
Inventories, net	81,127	55,866
Deferred income taxes	2,692	2,467
Derivative assets	1,197	905
Other	5,598	3,508
Total current assets	164,074	136,208

Property and equipment:
Land	782	782
Building	7,116	7,116
Machinery and equipment	16,336	15,095
Leasehold improvements	2,508	2,183
	26,742	25,176
Less accumulated depreciation and amortization	(15,198)	(13,424)
	11,544	11,752

Non-current assets:
Software development costs, less accumulated amortization	4,928	6,042
Other assets	5,999	6,344
	$186,545	$160,346

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$39,046	$30,394
Derivative liabilities	1,609	2,123
Accrued expenses	15,708	9,723
Short-term debt	865	-
Total current liabilities	57,228	42,240

Non-current liabilities:
Deferred income taxes	1,982	2,335
Deferred credits and other obligations	1,123	1,031
Total liabilities	60,333	45,606

Shareholders' equity:
Preferred stock: no par value per share; 1,000,000 shares authorized; no shares issued
Common stock: no par value; $.10 stated value per share; 12,500,000 shares authorized; 6,471,710 and 6,440,851 shares issued; and 6,440,851 and 6,440,851 shares outstanding, as of October 31, 2011 and October 31, 2010, respectively	644	644
Additional paid-in capital	52,614	52,144
Retained earnings	74,948	63,824
Accumulated other comprehensive loss	(1,994)	(1,872)
Total shareholders' equity	126,212	114,740
	$186,545	$160,346